NEWS RELEASE

Contacts: James E. Braun, CFO Newpark Resources, Inc.

281-362-6800

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600

NEWPARK RESOURCES PROVIDES UPDATE ON SALE
OF ITS U.S. ENVIRONMENTAL SERVICES BUSINESS

THE WOODLANDS, TX – July 8, 2008 – Newpark Resources, Inc. (NYSE: NR) today provided an update on the proposed sale of its U.S. Environmental Services business to a subsidiary of CCS Corporation. As announced on April 16, 2008, the sale of this business was expected to occur in July 2008, subject to the receipt of customary regulatory approvals. The Federal Trade Commission has issued a request for additional information and documentary materials (commonly referred to as a “second request”) as part of the Hart-Scott-Rodino Act review process. As a result of this request, the proposed transaction is unlikely to close before the end of July 2008 as previously announced. Newpark plans to provide an update during its second quarter earnings conference call currently scheduled for Friday, August 1, 2008.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s proposed sale of the environmental services business, Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2007, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the receipt of required regulatory approval and the satisfaction of the closing conditions for the proposed sale of the environmental services business, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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